Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Gauzy USA, Inc.	Delaware

Gauzy GmbH	Germany

Gauzy Ltd. Korea	Korea

Gauzy Trading (Shanghai) Co., Ltd.	China

Gauzy (Guangzhou) Co. Ltd.*	China

Vision Lite SAS	France

Gauzy SAS**	France

Vision Systems SAS***	France

Vision Systems North America, Inc.***	Florida

Gauzy Pte.***	Singapore

Vision Systems Middle East DWC LLC***	United Arab Emirates

Safety Tech SAS***	France

Vision Systems Canada****	Canada

*	wholly-owned subsidiary of Gauzy Trading (Shanghai) Co., Ltd.

**	wholly-owned subsidiary of Vision Lite SAS

***	wholly-owned subsidiary of Gauzy SAS

****	wholly-owned subsidiary of Safety Tech SAS